UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): October 16, 2008

MSTI Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52862	26-0240347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259-263 Goffle Road Hawthorne, New Jersey		07506
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 304-6080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In connection with our May 2007 private offering of convertible debentures (the “Debentures”) and warrants to purchase common stock (the “Warrants”), we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers of the Debentures and Warrants (the “Purchasers”), which prohibited us from, directly or indirectly, among other things, creating or incurring any indebtedness (other than Permitted Indebtedness, as such term is defined in the Purchase Agreement) without the consent of the holders of at least 85% of the principal amount of outstanding Debentures.

On October 16, 2008, the Purchasers executed a letter agreement (the “Letter Agreement”) with us containing, among other things, the following:

(i)	the Purchasers consent to the issuance of additional debentures in the aggregate principal amount of $352,631 (the “Additional Debentures”);
(ii)	the Purchasers consent to the issuance of 2 million shares of common stock along with the additional debentures (the “Incentive Shares”);
(iii)
the Purchasers consent to the issuance of up to $2.0 million of shares of the Company’s common stock (the “Equity Shares”) and the same number of common stock purchase warrants (the “Equity Warrants”) at a purchase price of at least $0.125 per share (the “Equity Raise”);

(iv)
the Maturity Date of the Additional Debentures will be automatically extended to April 30, 2010, as same may be accelerated pursuant to the terms of the Additional Debentures upon both the following conditions (“Rollover Conditions”): (i) the non-occurrence of an Event of Default (as defined in the Additional Debenture) or an event which with the passage of time or the giving of notice could become an Event of Default, and (ii) the receipt of net proceeds by the Company from a Qualified Offering (as defined in the Letter Agreement); and

(v)	The Purchase Agreement is amended to include the Additional Debentures and the shares issuable upon the conversion of the Additional Debentures.

The foregoing summary is not a complete description of the terms of the Letter Agreement, and reference is made to the complete text of such Letter Agreement, attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding our issuance of the Additional Debentures provided under Items 1.01 and 3.02 is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, on October 16, 2008, we issued $352,631 of Additional Debentures, due April 30, 2010, that are convertible into an aggregate of 542,509 shares of our common stock at a conversion price of $0.65 per share (subject to adjustment as provided therein). The Additional Debentures were issued with an 8% Original Issue Discount. As a result, we received $187,858.00 from the issuance of the Additional Debentures (an additional $119,642.00 is to be disbursed to us on October 23, 2008). Also, in connection with the issuance of the Additional debentures, we issued 2 million shares of common stock to the purchasers of such Additional Debentures.

We are prohibited from effecting the conversion of Additional Debentures to the extent that as a result of such conversion the holder of the Additional Debentures beneficially owns more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock immediately after giving effect to the issuance of shares of our common stock upon the conversion. Such Additional Debentures bear 8% interest per annum commencing on the first anniversary of the issue date of the Additional Debentures, payable quarterly in cash or common stock, at our option. The Additional Debentures are senior indebtedness and the holders of the Additional Debentures have a security interest in all of our assets and those of our subsidiaries.

The Additional Debentures have “full-ratchet” anti-dilution protection for the period in which the Additional Debentures remain outstanding.

The foregoing description of the Additional Debentures does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of Securities Purchase Agreement and Debenture which are filed herewith as Exhibits 10.3 and 10.2, respectively.

The issuance of the Additional Debentures and Incentive Shares was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act and were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of the state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Letter Agreement by and among MSTI Holdings, Inc. and the purchasers of the Convertible Debentures
10.2
Form of 8% Secured Convertible Debenture due April 30, 2010 (incorporated herein by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 29, 2007)

10.3
Securities Purchase Agreement for 8% Senior Convertible Debentures, dated May 25, 2007, by and among the Company and signatories thereto (incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 29, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 22, 2008

MSTI Holdings, Inc.

By:	/s/ Frank Matarazzo
Name: Frank Matarazzo
Title: Chief Executive Officer